12. SUBMISSION OF MATTERS TO A VOTE
 OF SECURITY HOLDERS (UNAUDITED)
Prior to October 15, 2007 Boyd Watterson Asset
Management LLC ( Boyd Watterson ) was an indirect
 wholly owned subsidiary
of The PNC Financial Services Group, Inc. ( PNC )
and served as the sub-adviser to the Limited Maturity
 Bond Fund and Total
Return Bond Fund pursuant to a sub-advisory agreement
 entered into by Boyd Watterson and Mercantile Capital Advisors, Inc.
(now known as PNC Capital Advisors, Inc.) on July 19, 2007
(the  Prior Sub-Advisory Agreement ). On October 15, 2007 a
company formed by certain members of Boyd Watterson s
 management purchased all of Boyd Watterson s shares from
 its
ultimate parent company, PNC (the  Proposed Transaction ).
This change of control resulted in an  assignment , as that term is defined in the 1940 Act, of the Prior Sub-Advisory Agreement.
As a result, the Prior Sub-Advisory Agreement automatically
terminated in accordance with its terms.
At a regular meeting held on August 17, 2007, the Directors of the
 Funds, including a majority of the Directors who are not
 interested persons  (the  Independent Directors ), met in person and voted to approve an interim sub-advisory agreement (the
 Interim Sub-Advisory Agreement ) between PNC Capital Advisors
, Inc. (formerly known as Mercantile Capital Advisors, Inc.)
and Boyd Watterson for Boyd Watterson to continue to serve as the sub-adviser to the Total Return Bond Fund and Limited
Maturity Bond Fund, in the event that the Proposed Transaction occurred prior to shareholder approval of a new sub-advisory agreement, and a new sub-advisory Agreement between PNC
 Capital Advisors, Inc. and Boyd Watterson, subject to approval by shareholders of the Total Return Bond Fund and the Limited Maturity
 Bond Fund. For information about the Board s deliberations
and the reasons for its recommendation, see  Board Approval
 of Certain Sub-Advisory Agreements  below.
At a Special Meeting of Shareholders held on October 12, 2007
, shareholders of the Limited Maturity Bond Fund and Total
Return Bond Fund approved a new sub-advisory agreement
between PNC Capital Advisors, Inc. and Boyd Watterson Asset
Management, LLC. The voting results were as detailed below:
Fund
Shares
Voted  For
Shares Voted
 Against
Shares
Abstained Total
Limited Maturity Bond Fund . . . . . . . . . . . . . . . . . . . . . . . .
.. . . . . . . . . 8,750,801.17 1,306.66 17,656.92 8,769,764.75
Total Return Bond . . . . . . . . . . . . . . . . . . . . . . . . . . . .
.. . . . . . . . . . . . . . . 13,970,492.32 1,239.87 4,883.71 13,976,615.90
Capital Opportunities Fund:
PNC Capital Advisors, Inc., formerly known as Mercantile
 Capital Advisors, Inc. ( PNC Capital ) is the investment advisor to the Company. The Advisory Agreement between the Company and PNC Capital authorizes PNC Capital to employ subadvisers to assist in the performance of any or all of the advisory services to the Company s funds under PNC Capital s supervision, provided that any fees or compensation payable to a sub-adviser shall be paid by PNC Capital. PNC Capital has delegated the day-to-day investment management of the Capital
 Opportunities Fund to Delaware Management Company
( Delaware ) pursuant to a separate Sub-Advisory Agreement
 between PNC Capital and Delaware (the  Sub-Advisory
Agreement ).
At the August 17, 2007 meeting, the Board of Directors, including a majority of the independent Directors, unanimously approved the continuation of the Sub-Advisory Agreement for an additional one-year period. The Directors had previously reviewed and approved the continuation of the Advisory Agreement with PNC Capital for an additional one-year period.
Information regarding the Directors  consideration of the Advisory
Agreement with PNC Capital is available in the Company s
Annual Report dated May 31, 2007.
In connection with the approval of the continuation of the Sub-Advisory
 Agreement, the Directors considered, with the assistance of their independent counsel ( Independent Counsel ), their legal responsibilities and reviewed materials received from Delaware. The materials were requested by PNC Capital and contained specific information to assist the Directors in their consideration of the Sub-Advisory Agreement. The Directors also received a memorandum from Independent Counsel discussing the legal standards for their consideration of the proposed continuance.
 The Directors reviewed these materials with representatives of Delaware, management of PNC Capital and the Company, counsel to the Company and Independent Counsel. The
Directors also discussed the proposed continuance in an executive session with counsels, at which no representatives of Delaware or PNC Capital were present.
The Directors considered whether such approval would be in the best interests of the Capital Opportunities Fund and its shareholders, focusing primarily on the nature and quality of the services provided by Delaware and the overall fairness of the Sub-Advisory Agreement. In their deliberations, the Directors did not rank the importance of any particular information or factor considered, and it is presumed that each Director attributed different weights to the various factors. Based on their evaluation of all material factors, including those described below, the Directors concluded that the terms of the Sub-Advisory
Agreement were reasonable and fair and that the continuation of the Sub-Advisory Agreement was in the best interest of the Capital Opportunities Fund and its shareholders.
In considering the nature, extent and quality of the sub-advisory services rendered by Delaware, the Directors considered the investment management style, experience and staffing of the portfolio management and investment research personnel of Delaware dedicated to performing services for the Capital
Opportunities Fund. The Directors also considered Delawares policies and practices regarding investment selection, brokerage trading issues including brokerage selection, best execution, use of electronic communication networks, research, soft dollars, directed brokerage and allocation of portfolio transactions for the
Capital Opportunities Fund. The Directors noted that Delaware may benefit from soft dollar arrangements, which they review at each regular meeting, whereby it receives brokerage and research services from brokers that execute purchases and sales of the fund s securities. The Directors also considered Delawares compliance program. Based on these considerations, the Directors concluded that Delaware had the capabilities, resources
 and personnel necessary to manage the Capital Opportunities Fund.
In assessing the investment performance of the Capital
Opportunities Fund, the Directors considered the performance of the
fund in comparison to specified benchmark indices and the
 performance of Delaware s other accounts with a similar investment style. In addition to the performance information received by the Directors at each regularly scheduled Board meeting, the Directors routinely receive detailed information from Delaware, which discusses the portfolio s investment performance and holdings as well as Delaware s investment outlook and strategy.
 The Directors reviewed the annualized performance of the institutional share class of the Capital Opportunities Fund for the one-, three- and five-year periods ended June 30, 2007 in comparison to the Morningstar category average of small-cap blend funds, the Russell 2000 Index and the Lipper small-cap core average peer group. The comparative information showed that the fund outperformed the average performance of the Morningstar category of small cap blend funds for the three-month and five-year periods and had underperformed for the year-to-date, one and three-year periods. The Directors noted that the fund had outperformed the Russell 2000 Index for the quarter, year-todate and five-year periods ended; and had underperformed for the one-
 and three- year periods ended. The Directors concluded that, although the fund s investment performance for the one-
 and three-year periods was lower than the peer group average performance, the Directors retained confidence in Delaware s overall capabilities to manage the Capital Opportunities Fund.
The Directors also considered the overall fairness of the Sub-Advisory
 Agreement and reviewed the fee structure and information related to the profitability of Delaware from its association with the Capital Opportunities Fund. The Directors reviewed the breakpoints in the advisory fee schedules that reduce the respective fee rate on assets above a specified level for the fund. The Directors recognized that breakpoints may be an appropriate way for Delaware to share its economies of scale. The
Directors noted that economies of scale may be realized by Delaware across similar products and services and recognized that it is difficult to assess economies of scale because different advisers have varied cost structures and services models. While the breakpoints benefit PNC Capital, the Directors considered this in the context of PNC Capital s voluntarily waiver of a portion of its advisory fee. The Directors recognized that breakpoints may be an appropriate way for a sub-adviser to share its economies of scale with PNC Capital and indirectly with the fund and noted that the assets of the fund had not yet grown to the point where breakpoints would be realized. In addition, the
 Directors reviewed the advisory fees in relation to fees charged other comparable funds and accounts managed by Delaware.
The Directors concluded that, based on the services Delaware would provide to the fund under the Sub-Advisory Agreement, the compensation to be paid was fair and reasonable.
Limited Maturity Bond Fund and Total Return Bond Fund:
PNC Capital has delegated the day-to-day investment
 management of the Limited Maturity Bond Fund and Total Return Bond
Fund to Boyd Watterson Asset Management, LLC
 ( Boyd Watterson ).
Prior to October 15, 2007 Boyd Watterson was an indirect wholly owned subsidiary of The PNC Financial Services Group, Inc.

( PNC ) and served as the sub-adviser to the Limited
 Maturity Bond Fund and Total Return Bond Fund
 (the  Funds ) pursuant
to a sub-advisory agreement entered into on July 19, 2007 by Boyd Watterson and Mercantile Capital Advisors, Inc.
 (now known
as PNC Capital Advisors, Inc. ( PNC Capital ))
(the  Prior Sub-Advisory Agreement ). On October 15, 2007
 a company formed
by certain members of Boyd Watterson s management purchased
 all of Boyd Watterson s shares from its ultimate parent company, PNC (the Proposed Transaction ). This change of control resulted in an assignment , as that term is defined in the 1940 Act, of the Prior Sub-Advisory Agreement. As a result, the Funds Prior Sub-Advisory Agreement automatically terminated in accordance with its terms.
At their regular meeting held on August 17, 2007 , the Directors, including all of the independent Directors, considered an interim sub-advisory agreement (the Interim Sub-Advisory
 Agreement ), to become effective in the event that the Proposed Transaction occurred prior to shareholder approval of a new sub-advisory agreement and a new sub-advisory agreement (the
 New Sub-Advisory Agreement ), which was submitted to shareholders of the Funds at the Special Meeting of Shareholders
held on October 12, 2007.
In reaching their decision to approve the Interim Sub-Advisory
 Agreement and New Sub-Advisory Agreement, the Directors, including all of the independent Directors, met with senior executives of Boyd Watterson and PNC personnel. In the course of their review, the Directors, with the assistance of independent counsel, considered their legal responsibilities with regard to all factors deemed relevant to each Fund, including, but not limited to, the following: (a) the quality of the services provided to the Funds since Boyd Watterson first became sub-adviser to the Funds; (b) the performance of the Funds since
Boyd Watterson first became sub-adviser to the Funds; (c)
 the fact that the Proposed Transaction is not expected to affect the manner in which the Funds are advised; (d) the fact that the current portfolio managers will continue to be involved in the management of the Funds;(e) the compensation payable to Boyd
Watterson under the New Sub-Advisory Agreement would be at the same rate as the compensation under the Prior Sub-Advisory
 Agreement; (f) the terms of the New Sub-Advisory Agreement would be unchanged from the Prior Sub-Advisory Agreement except for the different effective and termination dates; (g) Boyd Watterson s overall investment performance record; and (h) other factors deemed relevant. The Directors also evaluated the New Sub-Advisory
 Agreement in light of information that they had received from Boyd Watterson and PNC Capital prior to the meeting. The Directors reviewed these materials with representatives of Boyd Watterson and PNC
 Capital, legal counsel to the Funds and independent counsel to the Directors. The Directors also discussed the proposed approval in an executive session with counsel, at which no representatives of Boyd Watterson or PNC Capital were present.
The Directors considered whether such approval would be in the best interests of the shareholders of Total Return Bond
Fund and Limited Maturity Bond Fund, focusing primarily on the nature and quality of the services provided by Boyd
Watterson and the overall fairness of the New Sub-Advisory Agreement.
 In their deliberations, the Directors did not rank the importance of any particular piece of information, and it is presumed that each Director attributed different weights to the various factors.
In approving the New Sub-Advisory Agreement, the Board
 considered the nature, extent and quality of the sub-advisory services being rendered by Boyd Watterson. The Directors took into account that there will be no material changes (including any changes to the fee structure or expense caps of the Funds) that will adversely impact PNC Capital s or Boyd Watterson s ability to provide the same quality of services as were provided in the past, particularly given that Boyd Watterson operated as an independent subsidiary; the New Sub-Advisory Agreement was similar in all material respects to the Prior Sub-Advisory
Agreement; management of Boyd Watterson would not change
 and the principals of Boyd Watterson would remain the same following the change in control; Boyd Watterson would be sufficiently capitalized following the Proposed transaction to continue its operations; and its operations and systems (such as compliance and business continuity) will be able to function without reliance of PNC or PNC Capital; there were no litigation or regulatory, or administrative proceedings pending against Boyd Watterson or its principal executive officers alleging violations of securities or related laws, fraudulent conduct, breach of fiduciary duty, or similar violations; there are no pending regulatory inquires by the SEC or other regulators involving Boyd
Watterson; there are no compliance issues or material changes to compliance policies and procedures since the approval of the Prior Sub-Advisory Agreement; during the interim period, the advisory fees will be held in escrow pending approval of the New Sub-Advisory Agreement; there are no planned fee increases for the Funds over the next two years; the Funds would not bear any expenses related to the Proposed Transaction, including expenses related to the proxy statement, and any costs of indemnifying their officers, directors or agents with respects to the costs of any litigation or regulatory action arising in connection with the Proposed Transaction, and that the independence of the Funds registered public accounting firm would not be compromised by the Proposed Transaction.
The Board of Directors also considered the investment management style, experience and staffing of the portfolio management and investment research personnel of Boyd Watterson dedicated to performing services for Total Return Bond Fund and Limited Maturity Bond Fund. Boyd Watterson stated that the only notable change was the appointment of a new internal Chief
Compliance Officer, a position that had been in place at Boyd
 Watterson since 2006. Boyd Watterson assured the Directors that there will be no other material changes to Boyd Watterson s financial condition, its operations or its systems.
In assessing the sub-advisory fees of each Fund, the Directors reviewed and considered the continuation of the same level of contractual sub-advisory fees for at least the next two years, in the context of the total advisory fee after PNC Capital s voluntary waivers and total expenses for the A, C and Institutional share classes of each Fund. The Directors also considered that all fees payable to Boyd Watterson will be waived proportionally subject to any fee waivers that PNC Capital has voluntarily made in order to keep the annual fees and expenses for both Total Return
 Bond Fund and Limited Maturity Bond Fund at a certain level.
The Directors did not consider an estimated level of profits to Boyd
 Watterson under the New Sub-Advisory Agreement, although the Directors considered that the sub-advisory fee rate was negotiated at arms  length between PNC Capital and Boyd
Watterson, that Boyd Watterson would be paid by PNC Capital, and that the sub-advisory fee rate included breakpoints. The
Directors concluded that based on the services Boyd Watterson would provide Total Return Bond Fund and Limited Maturity
Bond Fund under the New Sub-Advisory Agreement and its
 expenses incurred in the performance of such services, the compensation to be paid was fair and reasonable with respect to Total Return Bond Fund and Limited Maturity Bond Fund.
Based on its evaluation of all material factors, including those described above, the Directors concluded that the terms of the New Sub-Advisory Agreement are reasonable and fair and that its approval is in the best interests of the respective Total Return
Bond Fund and Limited Maturity Bond Fund and their shareholders.